Exhibit 99.2

FOR IMMEDIATE RELEASE

CatchMark Announces Commencement of Public Offering of Class A Common Stock

ATLANTA – July 7, 2014 – CatchMark Timber Trust, Inc. (NYSE: CTT) has commenced an underwritten offering of 10,000,000 shares of its Class A common stock. CatchMark expects to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Class A common stock in the offering solely to cover overallotments, if any.

Raymond James, Stifel and Baird are serving as joint book-running managers for the offering. Janney Montgomery Scott is serving as a co-manager for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus and prospectus supplement. Copies of the prospectus and, when available, prospectus supplement for the offering may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., Attention: Syndicate Department, 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, telephone: (855) 300-7136, email: SyndProspectus@stifel.com; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Ave., Milwaukee, Wisconsin 53202, telephone: (800) 792-2473, email: syndicate@rwbaird.com.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 320,400 acres* of timberland located in Georgia, Alabama and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com.

*	As of June 30, 2014.

###

Contacts
Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com